KRYS BOYLE FREEDMAN & SAWYER, P.C.
                               ATTORNEYS AT LAW
Telephone                 600 17th Street, Suite 2700 S       Facsimile
(303) 893-2300               Denver, Colorado 80202           (303) 893-2882

                                August 7, 1998

CET Environmental Services, Inc.
7670 Vaughn Court, Suite 130
Englewood, Colorado  80112

Gentlemen:

     We have acted as counsel to CET Environmental Services, Inc., a California corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-3 (the "Registration Statement"), pursuant to which the Company is registering under the Securities Act of 1933, as amended, 1,161,316 shares (the "Shares") of its common stock, no par value (the "Common Stock") which may be sold by Selling Shareholders. Of the Shares of Common Stock which may be sold, 1,126,316 Shares are issuable upon the conversion of 4% Convertible Preferred Stock and 35,000 Shares are issuable upon the exercise of Common Stock Purchase Warrants. This opinion is being rendered in connection with the filing of the Registration Statement. All capitalized terms used herein and not otherwise defined shall have the respective meanings given to them in the Registration Statement.

     In connection with this opinion, we have examined the Company's Articles of Incorporation and Bylaws, both as currently in effect; such other records of the corporate proceedings of the Company and certificates of the Company's officers as we have deemed relevant; and the Registration Statement and the exhibits thereto.

     In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

     Based upon the foregoing and in reliance thereon, and subject to the limitations set forth below, we are of the opinion that the 1,126,316 shares of Common Stock issuable upon the conversion of the 4% Convertible Preferred Stock and the 35,000 shares of Common Stock issuable upon exercise of the outstanding Common Stock Purchase Warrants in accordance with their respective terms, when issued, will be duly and validly authorized, legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We hereby further consent to the reference to us under the caption "Legal Matters" in the prospectus included in the Registration Statement.
                                  Very truly yours,

                                  KRYS BOYLE FREEDMAN & SAWYER, P.C.


                                  By:/s/ Jon D. Sawyer
                                     Jon D. Sawyer

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